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Exhibit 10.4

BORDEN, INC.

ADVISORY DIRECTORS PLAN

Effective as of July 1, 1989

        Effective as of July 1, 1889, Borden, Inc. has adopted the Borden, Inc. Advisory Directors Plan (the "Plan") for the benefit of certain members of its Board of Directors. This Plan amends and restates the Borden, Inc. Advisory Directors Benefit Plan effective as of April 1, 1986 and June 1, 1988 (the "Prior Plan").

        The purpose of the Plan is to provide certain retired Directors with income and to secure to the Corporation the advice and counsel of those Directors who have retired upon attainment of age 70.

SECTION ONE

Definitions

1.1
"Advisory Director" means an Outside Director whose services as a Director have terminated and who is entitled to benefits under this Plan in accordance with Section 2.

1.2
"Board of Directors" means the Board of Directors of the Corporation.

1.3
"Corporation" means Borden, Inc. and any successor to such Corporation by merger, purchase or otherwise.

1.4
"Director" means a member of the Board of Directors.

1.5
"Director's Service means the number of Plan Years during which the Director has served as a Director as of the date of his or her retirement as a Director.

1.6
"Effective Date" of the Plan means July 1, 1989.

1.7
"Outside Director" means a Director who is not an employee of the Corporation, but includes those who have continued to serve as a Director after their retirement from active employment such as a retired ex—Chief Executive Officer.

1.8
"Plan" means the Borden, Inc. Advisory Directors Plan as from time to time in effect.

1.9
"Plan Year" means the 12 month period from May 1 of a calendar year through the succeeding April 30.

SECTION TWO

Participation

2.1
Participation in the Plan shall be limited to Advisory Directors who are:

(a)
those outside Directors already retired as of the Effective Date of the Plan who have been designated as Advisory Directors by the Board of Directors.

(b)
those Outside Directors who serve as a Director for at least three (3) Plan Years, some part of such service which is on or after the Effective Date. Each such Outside Director shall become an Advisory Director as of the annual meeting of the shareholders of the Corporation following attainment by the Outside Director of the age 70 whether or not such Director ceased to be a Director prior to such shareholders meeting.

SECTION THREE

Duties of Advisory Directors

3.1
Advisory Directors are:

(a)
invited to attend up to two (2) meeting of the Corporation's Board of Directors each year in a nonvoting capacity; and

(b)
will be available for consultation as requested by the Chief Executive Officer of the Corporation.

SECTION FOUR

Amount and Period of Benefit

4.1
The aggregate amount, if any, payable under the Plan, and the period for which it is paid, shall be determined as follows:

(a)
In the case of an Advisory Director already retired as of April 1, 1986;

(i)
the amount shall be one-half of the annual retainer being paid to then-current non-retired Directors (including annual increases in the amount of one-half of the increase, if any, in the amount of annual retainer paid to then-current non-retired Directors);

(ii)
the period of payment shall be from the Effective Date until the end of the Plan Year during which the Advisory Director attains age 85.

(b)
In the case of an Advisory Director who retires after April 1, 1986;

(i)
the amount shall be the final rate of annual retainer paid to Outside Directors during the Advisory Director's final year as an Outside Director, with no increases in such amount during the period of payment;

(ii)
the period of payment shall be from the first day of the Plan Year following such Advisory Director's attainment of age 70, but in no event beyond the end of the Plan Year during which the Advisory Director attains age 85.

4.2
The amounts payable under this Section 4 are not conditioned upon the performance of the duties described in Section 3.

4.3
Advisory Directors are paid the then current applicable meeting fees for all meetings they actually attend.

SECTION FIVE

Provision for Benefits

5.1
The aggregate amount, if any, payable to an Advisory Director in accordance with Section Four shall be paid directly to such Advisory Director from the general assets of the Corporation; provided, however, that:

(a)
The Corporation shall make no provision for the funding of any amounts payable hereunder that (1) would cause the Plan to be a funded plan for purposes of Section 404(a) (5) of the Internal Revenue Code of 1986, as amended ("Code"), or Title I of the Employee Retirement Income Security Act of 1974 ("ERISA") or (ii) would cause the Plan to be other than an "unfunded and unsecured promise to pay money or other property in the future" under Treasury Regulations Section 1.83-3(e); and shall have no obligation to make any arrangement for the accumulation of funds to pay any amounts under this Plan. Subject to the restrictions of the preceding sentence, the Corporation, in its sole discretion, may establish a grantor trust described in Treasury Regulations Sections 1.677 (a)-1(d) to accumulate funds to pay amounts under this Plan, provided that the assets of the trust shall be required to be used to satisfy the claims of the Corporation's general creditors in the event of the Corporation's bankruptcy or insolvency.

(b)
In the event that the Corporation shall decide to establish an advance accrual reserve on its books against the future expense of such payments, such reserve shall not under any circumstances by deemed to be an asset of this Plan but, at all times, shall remain a part of the general assets of the Corporation, subject to clams of the Corporation's creditors in the event of the Corporation's bankruptcy or insolvency.

SECTION SIX

Administration

6.1
Plan Administrator

The Corporation shall be the "administrator" of the Plan within the meaning of ERISA.

6.2
'Pension Committee

The Pension Committee of the Board of Directors shall be vested with the general administration of the Plan.

SECTION SEVEN

Amendment and Termination

7.1
Amendment of the Plan

Subject to the provisions of Section 7.3, the Plan may be wholly or partially amended or otherwise modified at any time by the Board of Directors.

7.2
Termination of the Plan

Subject to the provisions of Section 7.3, the Plan may be terminated at any time by the Board of Directors.

7.3
No Impairment of Benefits

Notwithstanding the provisions of Sections 7.1 and 7.2, no amendment to or termination of the Plan shall impair any rights to benefits which have accrued hereunder.

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BORDEN, INC. ADVISORY DIRECTORS PLAN